Exhibit 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 10, 2019

Ampco-Pittsburgh Corporation Announces First Quarter 2019 Results

and Plan to Exit U.S. Cast Roll Manufacturing Facility

Carnegie, PA, May 10, 2019 – Ampco-Pittsburgh Corporation (NYSE: AP) today reports sales from continuing operations for the three months ended March 31, 2019, of $107.5 million compared to $106.4 million for the three months ended March 31, 2018. The improvement is principally attributable to the Air and Liquid Processing segment, led by higher sales of air handling units and centrifugal pumps. For the Forged and Cast Engineered Products segment, forged and cast roll sales improved, however, sales of forged engineered products to the oil and gas industry decreased.

U.S. Cast Roll Divestiture

The Corporation is also announcing today a plan to sell its Avonmore, PA cast roll manufacturing facility to an affiliate of WHEMCO, Inc. The purchase agreement has been executed, and the transaction is expected to close in the second half of 2019, following cessation of roll finishing operations once remaining customer commitments are fulfilled. In connection with the anticipated divestiture, the Corporation recorded an impairment loss (“Impairment Charge”) of $10.1 million, or $0.81 per common share, to record the assets at their expected recovery value. The annualized impact on operating results following the sale is currently expected to improve income from continuing operations by approximately $9.0 to $10.0 million.

Consolidated Results

Loss from continuing operations for the three months ended March 31, 2019, was $12.0 million, including the Impairment Charge and $0.9 million in professional fees associated with the Corporation’s overall restructuring plan and employee severance due to a reduction in force (“Restructuring-Related Costs”). This compares to a loss from continuing operations of $1.8 million for the three months ended March 31, 2018. Adjusted income from continuing operations, which is not based on U.S. generally accepted accounting principles (“GAAP”) and excludes the Impairment Charge, the Restructuring-Related Costs and estimated excess costs of the Avonmore facility, was positive at approximately $1.2 million, an improvement of $0.7 million compared to the prior-year quarter on the same basis. A reconciliation of these GAAP to non-GAAP results is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

Other income for the three months ended March 31, 2019, decreased compared to the prior year primarily due to a $2.4 million benefit in the prior year quarter related to a contractual settlement with a third party.

Net loss from continuing operations for the three months ended March 31, 2019, was $12.6 million, or $1.00 per common share, including approximately $0.88 per common share for the Impairment Charge and Restructuring-Related Costs recorded in the quarter. By comparison, net income from continuing operations for the three months ended March 31, 2018, was $1.5 million, or $0.12 per common share, but included $2.4 million, or $0.19 per common share, for a contractual settlement benefit.

Discontinued Operations

Loss from discontinued operations, net of tax, for the three months ended March 31, 2019, was $2.2 million, or $0.18 per common share, compared to $0.1 million, or $0.01 per common share, for the prior year period. The loss reflects the operations of the Corporation’s Canadian subsidiary, ASW Steel Inc., which is held for sale. The higher loss compared to prior year is due to a reduction in sales driven by tariffs imposed by the U.S. on imports of primary steel and lower demand of ingot feedstock for the production of forged engineered products for the oil and gas industry.

Segment Results

Sales from continuing operations for the Forged and Cast Engineered Products segment for the three months ended March 31, 2019, were flat compared to the prior year as a higher volume of both forged and cast roll shipments was offset by a decline in shipments of forged engineered products for the oil and gas industry. Operating results from continuing operations for the three months ended March 31, 2019, declined principally due to the Impairment Charge.

Sales for the Air and Liquid Processing segment for the three months ended March 31, 2019, increased approximately 5% compared to prior year due to higher shipment volumes of custom air handling units and centrifugal pumps. Operating results for the three months ended March 31, 2019, were approximately flat with prior year as the higher shipment volumes were offset by unfavorable product mix.

CEO Commentary

Commenting on the quarter’s results, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer said, “The anticipated divestiture of our U.S. cast roll facility and reduction in force action implemented during the quarter are further key steps in the Corporation’s overall restructuring. Excess capacity and high operating costs in our cast roll system have made operation of the Avonmore facility untenable. We expect both actions to improve our operating results from continuing operations by approximately $1.0 million per month on a full run-rate basis, once the sale is complete. Although the Corporation incurred a GAAP loss from continuing operations of $12.0 million in the first quarter, we generated positive non-GAAP adjusted income from continuing operations before the Impairment Charge, the Restructuring-Related Costs and the excess costs of the Avonmore facility. The quarter’s results also reflected an improvement year-over-year as we are beginning to show the benefits of our operational improvement initiatives. These improvements were achieved despite the demand contraction in our frac block business. We are currently engaged in additional asset restructuring opportunities which should facilitate further overhead reduction actions and increase efficiencies in our business. We will continue our restructuring plan with a pace and urgency to fully demonstrate our earnings power.”

Teleconference Access

Ampco-Pittsburgh Corporation (NYSE: AP) will hold a conference call on Friday, May 10, 2019, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the first quarter ended March 31, 2019. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: http://dpregister.com/10130433. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

•	Participant Dial-in (Toll Free): 1-844-308-3408

•	Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

Non-GAAP Financial Measures

The Corporation presents non-GAAP adjusted income from continuing operations as a supplemental financial measure to GAAP financial measures regarding the Corporation’s operational performance. This non-GAAP financial measure excludes the Impairment Charge, the Restructuring-Related Costs and estimated excess costs associated with the Avonmore facility, which the Corporation believes are not indicative of its core operating results. A reconciliation of this non-GAAP financial measure to loss from continuing operations, the most directly comparable GAAP financial measure, is provided below under “Non-GAAP Financial Measures Reconciliation Schedule.”

The Corporation has presented adjusted income from continuing operations because it is a key measure used by the Corporation’s management and Board of Directors to understand and evaluate the Corporation’s operating performance and to develop operational goals for managing the business. Management believes this non-GAAP financial measure provides useful information to investors and others in understanding and evaluating the operating results of the Corporation, enhancing the overall understanding of the Corporation’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by management in its financial and operational decision-making. Adjusted income from continuing operations should be used only as a supplement to GAAP information, in conjunction with the Corporation’s consolidated financial statements prepared in accordance with GAAP, and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are limitations related to the use of non-GAAP adjusted income from continuing operations rather than GAAP loss from continuing operations. Among other things, estimated excess costs of the Avonmore facility, which are excluded from the non-GAAP financial measure, necessarily reflect judgments made by management in allocating manufacturing and operating costs between the Avonmore facility and the Corporation’s other operations and in anticipating how the Corporation will conduct business following the sale of the Avonmore facility.

Forward-Looking Statements

Information presented under the headings “U.S. Cast Roll Divestiture” and “CEO Commentary” above contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from the Corporation’s expectations based on a number of risks and uncertainties, including but not limited to the following: cyclical demand for products and economic downturns may reduce demand for the Corporation’s products; excess global capacity in the steel industry could lower prices for the Corporation’s products; economic or other factors may reduce the level of the Corporation’s export sales; the Corporation’s profitability could be reduced by increases in commodity prices or shortages of key production materials; a work stoppage or similar industrial action could disrupt the Corporation’s operations; and proposed divestitures and restructuring activities of the Corporation may generate greater expenses or losses than currently anticipated. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands except per share amounts)

	Three Months Ended March 31,
	2019	2018
Sales	$107,494	$106,415

Cost of products sold (excluding depreciation and amortization)	90,221	87,653
Selling and administrative	13,885	14,856
Depreciation and amortization	5,259	5,600
Impairment charge	10,082	0
Loss on disposal of assets	6	83

Total operating expense	119,453	108,192

Loss from continuing operations	(11,959)	(1,777)
Other income – net	51	2,772

(Loss) income from continuing operations before income taxes	(11,908)	995
Income tax (provision) benefit	(643)	463

Net (loss) income from continuing operations	(12,551)	1,458
Loss from discontinued operations, net of tax	(2,242)	(69)

Net (loss) income	(14,793)	1,389
Net income attributable to noncontrolling interest	355	448

Net (loss) income attributable to Ampco-Pittsburgh	$(15,148)	$941

Net (loss) income from continuing operations per common share:
Basic	$(1.00)	$0.12

Diluted	$(1.00)	$0.12

Loss from discontinued operations, net of tax, per common share:
Basic	$(0.18)	$(0.01)

Diluted	$(0.18)	$(0.01)

Net (loss) income per common share attributable to Ampco-Pittsburgh:
Basic	$(1.21)	$0.08

Diluted	$(1.21)	$0.08

Weighted-average number of common shares outstanding:
Basic	12,497	12,362

Diluted	12,497	12,379

AMPCO-PITTSBURGH CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION SCHEDULE

(in thousands)

As described under “Non-GAAP Financial Measures” above, the Corporation presents non-GAAP adjusted income from continuing operations as a supplemental financial measure to GAAP financial measures. The following is a reconciliation of loss from continuing operations, the most directly comparable GAAP financial measure, to this non-GAAP financial measure for the three-month periods ended March 31, 2019, and 2018:

	Three Months Ended March 31,
	2019	2018
Loss from Continuing Operations, as reported (GAAP)	$(11,959)	$(1,777)
Impairment Charge (1)	10,082	0
Restructuring-Related Costs (2)	921	0
Estimated excess costs of Avonmore facility (3)	2,202	2,308

Income from Continuing Operations, as adjusted (Non-GAAP)	$1,246	$531

(1)	Represents an impairment charge to record certain assets of the Avonmore facility to their estimated net realizable value in connection with their anticipated sale.
(2)	Represents professional fees associated with the Corporation’s overall restructuring plan and employee severance costs due to a reduction in force.
(3)

Represents estimated net operating costs which are not expected to continue after the sale of the Avonmore facility. The estimated excess costs include judgments made by management in allocating manufacturing and operating costs between the Avonmore facility and the Corporation’s other operations and in anticipating how it will conduct business following the sale of the Avonmore facility. Estimated excess costs of the Avonmore facility will continue until the Avonmore facility is sold and additional costs could be incurred in conjunction with the sale.